Exhibit 23.1

Plante & Moran, PLLC

27400 Northwestern Highway

P.O. Box 307

Southfield, MI 48037-0307

Tel: 248.352.2500

Fax: 248.352.0018

plantemoran.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our reports dated March 18, 2004, June 21, 2005 and June 23, 2006 on the financial statements of Pullman Industries, Inc., Subsidiaries and Affiliated Entity for the years ended December 31, 2003, December 31, 2004 and

December 31, 2005, in the Amended Current Report on Form 8-K/A (Amendment No. 1) of Noble International, Ltd. (Commission File No. 001-13581) dated December 22, 2006, related to its acquisition of Pullman Industries, Inc. and Subsidiaries.

/s/ Plante & Moran, PLLC

Southfield, Michigan

December 22, 2006